Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A, as amended, of our Independent Auditors' Report dated September 25, 2018 relating to the financial statements of Verizon Wireless Building (a carve-out of Acentus, LLC) which comprise the carve-out balance sheet as of December 31, 2017, and the related statements of operations, changes in parent investment, and cash flows for the period of inception August 22, 2017 to December 31, 2017, as well as to the use of our Independent Auditors' Report dated September 25, 2018 relating to the financial statements of Verizon Wireless Building (a carve-out of Acentus, LLC) which comprise the carve-out balance sheet as of June 30, 2018, and the related statements of operations, changes in parent investment, and cash flows for the period of January 1, 2018 to June 30, 2018.

/s/ Fordham Goodfellow, LLP

Hillsboro, Oregon

October 11, 2018